Exhibit 10.3

February 25, 2014
Carl Lamm

Re: Amended and Restated Employee Offer Letter

Dear Carl:

ZELTIQ Aesthetics, Inc. (the “Company”) is pleased to offer you this Amended and Restated Employee Offer Letter (“Amended Offer Letter”). Subject to your execution of this Amended Offer Letter as provided below, effective as of February 25, 2014 (the “Effective Date”) this Amended Offer Letter amends, restates and supersedes in its entirety your Employment Offer Letter Agreement with the Company dated April 1, 2008, as previously amended on November 26, 2012 (the “Prior Agreement”)
Recitals
Whereas, the Company and you wish to amend the Prior Agreement as of the Effective Date to reflect the current terms of your employment and to reflect the provision of additional severance benefits to you that may be triggered in connection with a qualifying termination of your employment.
Now, Therefore, the Company and you, in consideration of the mutual promises set forth herein, agree as follows:
1.Position; Duties; Location. You will continue to hold the position of VP of Operations reporting to Mark Foley, President and CEO. You will perform duties customarily associated with your position and such other duties as may be assigned. You will be based at the Company’s offices in Pleasanton, CA, or such other location to which the Company headquarters may relocate. By signing this Amended Offer Letter, you represent and warrant to the Company that you are under no contractual commitments inconsistent with your obligations to the Company.

2.Compensation.

(a)Base Salary. You will continue to be paid a salary at the annual rate of $250,000 payable in semi-monthly installments or otherwise in accordance with the Company’s standard payroll practices for salaried employees. This salary may be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.

(b)Equity Awards. All Company equity awards previously granted to you, including but not limited to those equity awards, granted to you in connection with your commencement of employment, shall continue in effect from and following the Effective Date in accordance with their existing terms. You may be eligible to receive additional grants of Company equity awards in the sole discretion and subject to the approval of the Board.

(c)Bonus. You will continue to participate in the Company’s bonus plan. Your bonus at 100% of target (i.e., at plan) shall be 45% of your base salary during the year (“Target Bonus”). You must be an employee in good standing at the time of the bonus payment in order to qualify.

3.Benefits. You shall be entitled to the Company’s employment benefits available to all Company employees, as the same currently exist or may exist in the future. You acknowledge that participation in Company benefit programs may require payroll deductions and/or direct contributions by you.

4.Employment Terms. Your employment relationship with the Company will be governed by the general employment policies and practices of the Company. You will be required as a condition to your continued employment with the Company, to continue to abide by the Company’s standard Confidential Information and Invention Assignment Agreement, previously executed by you and attached hereto as Exhibit A (the “Confidential Information and Invention Assignment Agreement”). Your duties under the Confidential Information and Invention Assignment Agreement shall survive termination of your employment with the Company. By signing this Amended Offer Letter, you again acknowledge that a remedy at law for any breach or threatened breach by you of the provisions of the Confidential Information and Invention Assignment Agreement would be inadequate, and you therefore agree that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

5.At-Will Employment. Your employment with the Company will be “at-will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any or no reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

6.Outside Activities. While you render services to the Company, you will not engage in any other gainful employment, business or activity without the written consent of the Company. While you render services to the Company, you also will not assist any person or organization in competing with the Company, in preparing to compete with the Company or in hiring any employees of the Company. During the term of your employment by the Company, except on behalf of the Company, you shall not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by you to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any competitor corporation, so long as your direct holdings in any one such corporation shall not in the aggregate constitute more than 1% of the voting stock of such corporation.

7.Severance.

(a)Termination Without Cause Outside of Covered Period. If (i) at any time other than during the Covered Period your employment is terminated by the Company without Cause (and other than a result of your death or disability); and (ii) not later than 60 days following your termination of employment you execute a general release of claims (the “Release”) in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60th) day following such termination of employment, you shall receive or commence to receive, as the case may be:

(i)Continuation of your then-current base salary, less required deductions and withholdings, for a period of nine (9) months after your employment termination date, payable on the Company’s regular payroll dates;

(ii)Provided that the Company determines to pay bonuses for the year in which your employment termination occurs, you shall receive a pro-rata portion of your Target Bonus for that year, less required deductions and withholdings, based upon the actual number of days that you provide services to the Company under this Amended Offer Letter during that year, and which will be payable to you at the same time that the Company pays bonuses to other Company employees for such year as determined by the Company, but in no event later than the end of the year that follows the year in which your employment terminates; and

(iii)The Company will pay your COBRA health insurance premiums sufficient to maintain your then-current coverage for a period of nine (9) months following termination of employment, provided that you timely elect COBRA, continue to be eligible for COBRA during such time period, and do not become eligible for health insurance benefits through another employer. You agree to promptly notify the Company in writing if you become eligible for health insurance benefits through another employer during the time you are receiving Severance Benefits. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing COBRA subsidy without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall instead provide you with a taxable monthly payment equal to the monthly COBRA subsidy, which shall be paid regardless of whether you elect COBRA coverage, shall commence in the month following the month in which you incur a Separation from Service (as defined in Section 8(c) below) and shall end on the earlier of the date you obtain other employment and the date that is nine (9) months following your Separation from Service.

(b)Termination Without Cause or Good Reason Resignation During Covered Period. If (i) at any time during the Covered Period your employment is terminated by the Company without Cause or by you for Good Reason (and other than a result of your death or disability); and (ii) not later than 60 days following your termination of employment you execute a Release in favor of the Company in such form provided by the Company, return such Release to the Company within the applicable time period set forth therein, and permit such Release to become effective in accordance with its terms; then, on the sixtieth (60th) day following such termination of employment, you shall receive or commence to receive, as the case may be:

(i)Continuation of your then-current base salary (as determined without giving effect to any reduction in base salary that would give rise to your right to resign for Good Reason), less required deductions and withholdings, for a period of twelve (12) months after your employment termination date, payable on the Company’s regular payroll dates;

(ii)Your Target Bonus, less required deductions and withholdings, for the year in which your employment terminates;

(iii)Full acceleration of the vesting and exercisability, if applicable, of all of your then outstanding equity awards, which includes any equity awards granted to you prior to or following the Effective Date, in each case effective as of your last date of employment. To the extent necessary to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in your equity award agreements or the applicable equity incentive plan under which such equity award was granted that provides that any then unvested portion of your equity award will immediately expire upon your termination of employment, no unvested portion of your equity award shall generally terminate any earlier than three (3) months following any termination of your employment that is a termination without Cause or Good Reason resignation that occurs prior to a Change in Control.

(iv)The Company will pay your COBRA health insurance premiums sufficient to maintain your then-current coverage for a period of one year following termination of employment, provided that you timely elect COBRA, continue to be eligible for COBRA during such time period, and do not become eligible for health insurance benefits through another employer. You agree to promptly notify the Company in writing if you become eligible for health insurance benefits through another employer during the time you are receiving the COBRA premium benefits. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing COBRA subsidy without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall instead provide you with a taxable monthly payment equal to the monthly COBRA subsidy, which shall be paid regardless of whether you elect COBRA coverage, shall commence in the month following the month in which you incur a Separation from Service (as defined in Section 8(c) below) and shall end on the earlier of the date you obtain other employment and the one year anniversary of your Separation from Service

(c)Definitions. Definitions of Cause, Change in Control, Covered Period and Good Reason are as follows:

(i)“Cause” shall mean: (A) a willful failure by you to substantially perform your duties hereunder, other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment, (B) a willful act by you which constitutes gross misconduct and which is injurious to the Company, (C) a willful breach by you of a material provision of this Amended Offer Letter, (D) a material and willful violation by you of a federal or state law or regulation applicable to the business of the Company, or (E) termination of your employment in connection with the bankruptcy, insolvency, liquidation, or similar winding-up of the business of the Company.

(ii)“Change in Control” shall mean: (A) a sale of all or substantially all of the Company's assets, or (B) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction other than any transaction involving the issuance of any newly issued equity securities solely for cash.

(iii)“Covered Period” shall mean the period commencing three (3) months prior to a Change in Control and ending eighteen (18) months following a Change in Control. For such purposes, if the condition triggering your right to resign for Good Reason occurs within the Covered Period, and your employment terminates within thirty (30) following expiration of the Cure Period (as defined below), the resignation for Good Reason will be deemed to have occurred during the Covered Period.

(iv) “Good Reason” shall mean: (A) any material reduction in your base compensation (which includes base salary, Target Bonus and any other base compensation). (B) a material diminution of your job duties or responsibilities, or (C) a change in the location of your employment of more than 20 miles (which is material) from its current location unless such relocation is within 50 miles of your principal residence; provided, however, that in order to terminate your employment for Good Reason you shall first give the Company written notice stating with reasonable specificity the basis for the termination with Good Reason within ninety (90) days of the first occurrence of the event giving rise to Good Reason; give the Company a period of thirty (30) days to cure or remedy the problem, unless such problem cannot be cured or remedied within thirty (30) days, in which case the period for remedy or cure shall be extended for a reasonable time (not to exceed an additional thirty (30) days) (the “Cure Period”); and terminate your employment within thirty (30) days following the expiration of such Cure Period.

8.Compliance with IRC Section 409A.

(a)Exemptions. The severance and other benefits under this Amended Offer Letter are intended to qualify for exemptions from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A1-(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Amended Offer Letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A to the extent necessary to avoid adverse personal tax under Section 409A.

(b)Deferral. Notwithstanding anything herein to the contrary, if at the time of your termination of employment with the Company you are a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any adverse tax consequences under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six months and one day following your termination of employment with the Company (or such earlier date as is permitted without incurring adverse consequences under Section 409A).

(c)Separation from Service. Notwithstanding anything to the contrary herein, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Amended Offer Letter providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Section 409A and, for purposes of this Amended Offer Letter, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service.

(d)Timing of Payments. For the avoidance of doubt, any severance benefit payments otherwise scheduled to be made prior to the sixtieth (60th) day following your termination of employment shall instead accrue and will be paid on such sixtieth (60th) day following your termination of employment.

9.Parachute Payments.

(a)Reduced Payment. If any payment or benefit you would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (“Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either: (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for you.

(b)Calculations. The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Change of Control or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The independent registered public accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and you within 30 calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and you.

10.Entire Agreement. This Amended Offer Letter, including the Confidential Information and Invention Assignment Agreement attached hereto, sets forth the full and complete agreement between you and the Company regarding your employment with the Company as of the Effective Date. Any additional or contrary terms, representations, offers or agreements, whether written or oral, that may have been made to you are hereby revoked and superseded in their entirety by this offer, including but not limited to the Prior Agreement..

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this Amended Offer Letter by signing and dating this Amended Offer Letter below and returning it to me no later than February 25, 2014.
If you have any questions, please call me at (650) 353-6885.

Very truly yours,
/s/ Mark Foley
Mark Foley, President & CEO

AGREED AND ACCEPTED
I have read and accept this Amended Offer Letter:
/s/ Carl Lamm
Carl Lamm
Dated: 2/25/2014

Exhibit A
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
As a condition of my becoming employed (or my employment being continued) or retained as a consultant (or my consulting relationship being continued) by Zeltiq Aesthetics, Inc., a Delaware corporation, with any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the "Company"), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:

1.    Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the "Relationship."

2.     At-Will Employment. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

3.     Confidential Information.

(a)     Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of the Company, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom
I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours, and any information pertaining to any aspects of the Company's business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)     Former Employer Information. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me in confidence or trust prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party.

(c)     Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

4.     Inventions.

(a)     Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as "Prior Inventions"), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company's proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)     Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as "Inventions"), except as provided in Section 4(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are "works made for hire" (to the greatest extent permitted by applicable law) and are compensated by my salary (if l am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if l am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c)     Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company's place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company's business.

(d)     Patent and Copyright Rights. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the
Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

(e)     Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of lnventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

5.     Returning Company Documents. I agree that, at the time of termination of my
Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that to any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the "Termination Certification" attached hereto as Exhibit C.

6.     Notification to Other Parties.

(a)     Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)     Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

7.     Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twelve (12) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twelve (12) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company's products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

8.     Representations and Covenants.

(a)     Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company's written request to do so.

(b)     Conflicts. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with any of the provisions of this Agreement.
(c) Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9.     General Provisions.

(a)     Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b)     Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)     Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)     Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

(e)     Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f)     ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Page Follows]

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:
ZELTIQ AESTHETICS, INC.

/s/ William C. Revelos	/s/ Carl Lamm
William C. Revelos	Carl Lamm
Title: Vice President, General Counsel
Date: 4/14/2008	Date: 4/1/2008
Address: 4698 Willow Road, Pleasanton, CA 94588	Address: 17672 Rockhurst Rd., Castro Valley, CA 94546

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED FROM SECTION 4

Title                 Date                 Identifying Number or Brief Description

_X_ No inventions or improvements

___ Additional Sheets Attached

Employee Signature: /s/ Carl Lamm

Employee Name Printed: Carl Lamm

Date: 4/1/2008

EXHIBIT B
Section 2870 of the California Labor Code is as follows:

(a)    Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or
(2) Result from any work performed by the employee for the employer.
(b)    To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C
TERMINATION CERTIFICATION
This is to certify that I do not have in my possession, nor have I failed to return, any Company property, including but not limited to any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Zeltiq Aesthetics, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).
I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any Inventions (as defined therein) and original works of authorship, conceived or made by me (solely or jointly with others) covered by that Agreement.
I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, proprietary information and Confidential Information (as defined in the Agreement) including research, product plans, products, services, suppliers, customer lists and customers, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other subject matters pertaining to any business of the Company or any of its employees, clients, consultants or licensees.
I further agree that for twelve (12) months from the date of this Certificate, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, I will not use the Company’s trade secrets or any other means of unfair competition to (i) solicit any of the Company’s licensors, customers, or licensees of Company’s products, or (ii) otherwise interfere with any business relationship or contract between the Company and any of its customers, licensors or licensees.

Date:

Employee Signature

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